Exhibit 99.1

Brigham Exploration Announces Triple Crown Field Completions

          AUSTIN, Texas, Oct. 19 /PRNewswire-FirstCall/ -- Brigham Exploration Company (Nasdaq: BEXP) today announced the successful completion of its Sullivan C-31 and the completion of a new high production rate zone in its Dawson #2 Vicksburg development wells.

SIGNIFICANT WELLS RECENTLY COMPLETED, COMPLETING, DRILLING OR PREPARING TO DRILL

Well	Objective	Category	WI%	NRI	Status / Comments

Dawson #2	Vicksburg	Dev	100%	76%	Completed new upper zone @ 9.3 MMcfed with 7250 psi FTP, will commingle later
Sullivan C-31	Vicksburg	Dev	100%	76%	Completed in 9800’ Sand @ 6.4 MMcfed with 6400 psi FTP, will commingle
Osborne #7-35	Gr. Wash	Dev	25%	20%	Completed @ 2.0 MMcfed, up to seven developmental locations to be drilled
Grisham #1	Lwr Frio	Dev	50%	40%	Completing, approximately 94’ apparent Lower Frio pay
Wright #2	Springer	Exp	100%	75%	Springer initially @ 0.2 MMcfed - currently stimulating, 33’ of shallower apparent pay
Fondren #1	Lwr Frio	Dev	72%	59%	Drilling at approx. 12,000 feet, results late October
Imhoff #1	Lwr Frio	Exp	75%	56%	Currently drilling out of intermediate @ 9400’, targeting 37 Bcfe potential structure
Palmer 3S #2	Vicksburg	Dev	34%	29%	Currently sidetracking Home Run Field well, results expected in November
B.K. Dillard #1	Lwr Frio	Exp	75%	56%	Commence early November, targeting 40 Bcfe potential structure in Alamo Project
State Tract 266 #1	Middle Frio	Dev	75%	56%	Expect to commence in 4 weeks, offsetting shallow pays in S.T. 254 #1 & B.B. B #13

          Completion of Triple Crown Field Vicksburg Wells -- The Dawson #2 was recently recompleted in a previously untested Upper Vicksburg interval at an initial rate of 9.3 MMcfed with strong flowing tubing pressures.  This was the first completion attempt in the “Brigham” sand, which was also encountered in the currently completing Sullivan C-31 and several previously drilled Triple Crown wells.  Brigham had anticipated commingling the Brigham sand in the Dawson #2 with the previously completed 9800’ intervals, but given the unusually high pressures and high producing rates the company anticipates commingling the various pay intervals at a later date.  The 9800’ sands were producing approximately 2.7 MMcfe per day with a flowing tubing pressure of approximately 2500 psi prior to perforating the shallower Brigham sand interval.

          Brigham’s recently announced Triple Crown Field development well, the Sullivan C-31, was initially completed in the deepest potential pay interval, the Loma Blanca, at a rate of 2.8 MMcfe per day with a flowing tubing pressure of 6350 psi.  Brigham subsequently completed the shallower 9800’ sands at an initial rate of 6.4 MMcfe per day with a flowing tubing pressure of 6400 psi. Brigham is currently preparing to commingle these two zones.  The Sullivan C- 31 also encountered apparent high quality pay in the shallower Brigham sand, which will be completed and commingled at a future date.

           Brigham has drilled six Upper Vicksburg wells to date in its Triple Crown Field.  The company estimates that up to four additional wells could be drilled to fully develop the Upper Vicksburg in the Triple Crown Field, all of which have potential in the newly tested Brigham sands.  Additionally, potential exists for other Upper Vicksburg locations in adjacent fault blocks. To date only two Triple Crown Field wells have penetrated the Lower Vicksburg, and Brigham estimates that up to 18 additional locations could be drilled to fully explore and develop these deeper intervals.

          Bud Brigham, the Chairman, President and CEO stated, “The production established to date by these high working interest Triple Crown Field completions has exceeded our expectations.  Importantly, the newly established production from the Brigham sand proves up additional reserves in the Triple Crown Field for future development.”

          About Brigham Exploration

          Brigham Exploration Company is a leading independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces.  For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.

          Forward Looking Statement Disclosure

          Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations.  Important factors that could cause actual results to differ materially from those in the forward looking statements include risks inherent in exploratory drilling activities, the timing and extent of changes in commodity prices, unforeseen engineering and mechanical or technological difficulties in drilling wells, availability of drilling rigs, land issues, federal and state regulatory developments and other risks more fully described in the company’s filings with the Securities and Exchange Commission.  All forward looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.

          Contact:  John Turner, Director of Finance & Business Development
                         (512) 427-3300

SOURCE  Brigham Exploration Company
          -0-                                        10/19/2005
          /CONTACT:  John Turner, Director of Finance & Business Development of
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